EXHIBIT 99.1
NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Reports Third Quarter 2017 Net Income of $40 million, or $0.70 per Diluted Share

Company posts good quarter with solid commercial banking and mortgage growth

Key Highlights - Third Quarter 2017

•	Net interest income rose $6 million, or 6 percent, from second quarter 2017, driven by solid earning asset growth.

•	Well-balanced loan growth with average commercial loans increasing $434 million, or 13 percent, from last quarter.

•	Mortgage revenues, including gain on sale and return on MSR, increased $9 million, or 13 percent, from prior quarter, led by higher retail originations.

•	Asset quality strong with minimal net charge-offs and low delinquencies across all loan portfolios.

•	Strong capital position with Tier 1 leverage at 8.8 percent.

TROY, Mich., October 24, 2017 - Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank, FSB, today reported third quarter 2017 net income of $40 million, or $0.70 per diluted share, as compared to $41 million, or $0.71 per diluted share, in the second quarter 2017, and $57 million, or $0.96 per diluted share, in the third quarter 2016. Excluding a one-time benefit, the Company had adjusted non-GAAP third quarter 2016 net income of $41 million, or $0.69 per diluted share.

"Our transformation into a strong commercial bank continued this quarter," said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp, Inc. "Net interest income rose $6 million on average earning asset growth of $717 million, or 5 percent, and a relatively stable net interest margin. Earning asset growth was, again, broad-based, with double-digit increases in all three commercial loan portfolios. We also continued to maintain our disciplined deposit growth, which saw average deposits increase $266 million, or 3 percent. Total mortgage revenues grew $9 million, or 13 percent, as our gain on sale margin expanded 11 basis points to 84 basis points, reflecting a full quarter of revenue from Opes Advisors.”

“Our noninterest expense increased $17 million in the third quarter 2017, in line with our expectations, and largely due to a full quarter of expenses from Opes Advisors, plus costs of investing in new businesses. The integration of Opes is on track with our initial expectations and, while it's still early, the financial performance of this unit is slightly ahead of our expectations. The remaining expenses associated with balance sheet expansion reflected our cost discipline, and had a very low, incremental efficiency ratio. Credit costs were negligible, as the provision for loan losses replaced 8 basis points of net charge-offs.”

"Finally, we are pleased to see the Capital Simplification proposal from our regulators. If enacted as proposed, it would accelerate the capital formation to support further balance sheet growth, improve our capital flexibility to better manage the uncertainties of the MSR market and allow us to hold more MSRs -- a high yielding asset that we fund efficiently and hedge well. We believe it should improve our position to continue to execute on our business model, matching superior asset generation capabilities, supported by the capital and liquidity to grow the bank prudently, thereby creating value for our shareholders."

Third Quarter 2017 Highlights:

Income Statement Highlights
	Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016 (1)
	(Dollars in millions)
Net interest income	$103	$97	$83	$87	$80
Provision (benefit) for loan losses	2	(1)	3	1	7
Noninterest income	130	116	100	98	156
Noninterest expense	171	154	140	142	142
Income before income taxes	60	60	40	42	87
Provision for income taxes	20	19	13	14	30
Net income	$40	$41	$27	$28	$57

Income per share:
Basic	$0.71	$0.72	$0.47	$0.50	$0.98
Diluted	$0.70	$0.71	$0.46	$0.49	$0.96

(1)
Third quarter 2016 results include a $24 million benefit ($16 million after tax benefit or $0.27 per diluted income per share) related to a decrease in the fair value of the Department of Justice (“DOJ”) settlement liability. Excluding this benefit, the Company had adjusted non-GAAP third quarter 2016 net income of $41 million, or $0.69 per diluted share.

Key Ratios
	Three Months Ended					Change
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	Seq	Yr/Yr
Net interest margin	2.78%	2.77%	2.67%	2.67%	2.58%	.01%	.20%
Return on average assets	1.0%	1.0%	0.8%	0.8%	1.6%	(.1)%	(.6)%
Return on average equity	11.1%	11.6%	7.9%	8.6%	16.5%	(.5)%	(5.4)%
Return on average common equity	11.1%	11.6%	7.9%	8.6%	17.5%	(.5)%	(6.4)%
Efficiency ratio	73.5%	72.0%	76.8%	76.7%	59.9%	1.5%	13.6%

Balance Sheet Highlights
	Three Months Ended					% Change
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	Seq	Yr/Yr
	(Dollars in millions)
Average Balance Sheet Data
Average interest-earning assets	$14,737	$14,020	$12,343	$12,817	$12,318	5%	20%
Average loans held-for-sale (LHFS)	4,476	4,269	3,286	3,321	3,416	5%	31%
Average loans held-for-investment (LHFI)	6,803	6,224	5,639	6,163	5,848	9%	16%
Average total deposits	9,005	8,739	8,795	9,233	9,126	3%	(1)%

Net Interest Income

Net interest income rose $6 million, or 6 percent, to $103 million, as compared to $97 million for the second quarter 2017. The results reflected a 5 percent increase in average earning assets, led by continued solid growth in commercial loans, and a slight increase in the net interest margin.

Loans held-for-investment averaged $6.8 billion for the third quarter 2017, increasing $579 million, or 9 percent, from the prior quarter. During the third quarter 2017, average commercial loans rose 13 percent with average commercial real estate loans increasing $169 million, or 11 percent, average commercial and industrial loans increasing $137 million, or 15 percent, and average warehouse loans increasing $128 million, or 15 percent. Average consumer loans rose 5 percent, driven by an increase in mortgage loans (primarily jumbos).

Average total deposits were $9.0 billion in the third quarter 2017, increasing $266 million, or 3 percent from the second quarter 2017. The increase was led by a $121 million increase in company controlled deposits. Average retail deposits increased $70 million, led by an increase in retail certificates of deposit. Excluding warehouse loans and company-controlled deposits, the Company's held-for-investment (HFI) loan-to-deposit ratio was 78 percent in the third quarter 2017, as compared to 73 percent in the second quarter 2017, providing ample liquidity for balance sheet growth.

Net interest margin increased 1 basis point to 2.78 percent for the third quarter 2017, as compared to the second quarter 2017. The slight increase from the prior quarter was driven by higher interest income on commercial loans, partially offset by increased interest expense on short-term Federal Home Loan Bank advances due to recent Federal Reserve rate hikes. Total deposit costs were up modestly due to higher rates paid on retail certificates of deposit and government deposits.

Provision (Benefit) for Loan Losses

The provision for loan losses totaled $2 million for the third quarter 2017, as compared to a $1 million benefit for the second quarter 2017. The low level of provision expense reflected strong asset quality and largely matched net charge-offs during the third quarter.

Noninterest Income

Noninterest income rose $14 million, or 12 percent, to $130 million in the third quarter of 2017, as compared to $116 million for the second quarter 2017. The increase was primarily due to an increase in net gain on loan sales and loan fees and charges.

Third quarter 2017 net gain on loan sales increased to $75 million, as compared to $66 million in the second quarter 2017, led by a full quarter of the Opes acquisition. Fallout-adjusted locks fell 1 percent to $8.9 billion due to lower correspondent and broker volume, partially offset by stronger retail volume from a full quarter of Opes Advisors. The net gain on loan sale margin rose 11 basis points to 0.84 percent for the third quarter 2017, as compared to 0.73 percent for the second quarter 2017. The increase was led by a higher distributed retail mix from the Opes acquisition.

Mortgage Metrics
	Three Months Ended					Change (% / bps)
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	Seq	Yr/Yr
	(Dollars in millions)
Mortgage rate lock commitments (fallout-adjusted) (1)	$8,898	$9,002	$5,996	$6,091	$8,291	(1)%	7%
Net margin on mortgage rate lock commitments (fallout-adjusted) (1) (2)	0.84%	0.73%	0.80%	0.93%	1.13%	11	(29)
Net gain on loan sales on HFS	$75	66	$48	$57	$94	14%	(20)%
Net (loss) return on the mortgage servicing rights (MSR)	$6	$6	$14	$(5)	$(11)	N/M	N/M
Gain on loan sales HFS + net (loss) return on the MSR	$81	$72	$62	$52	$83	13%	(2)%

Residential loans serviced (number of accounts - 000's) (3)	415	402	393	383	375	3%	11%
Capitalized value of mortgage servicing rights	1.15%	1.14%	1.10%	1.07%	0.96%	1	19
N/M - Not meaningful
(1) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2) Gain on sale margin is based on net gain on loan sales (excluding gains from loans transferred from HFI) to fallout-adjusted mortgage rate lock commitments.
(3) Includes loans serviced for own loan portfolio, serviced for others, and subserviced for others.

Loan fees and charges rose to $23 million for the third quarter 2017, as compared to $20 million for the second quarter 2017. The increase primarily reflected higher mortgage loan closings with a greater mix of distributed retail loans.

Net return on the mortgage servicing rights (including the impact of hedges) was a net gain of $6 million for the third quarter 2017, unchanged from the second quarter 2017, reflecting stable prepayments and hedge performance.

The representation and warranty benefit was $4 million for the third quarter 2017, as compared to a $3 million benefit in the second quarter 2017. The representation and warranty reserve was reduced to $16 million at September 30, 2017, from $20 million at June 30, 2017, reflecting continued improvement in risk trends and a repurchase pipeline that was only $5 million at September 30, 2017.

Noninterest Expense

Noninterest expense rose to $171 million for the third quarter 2017, as compared to $154 million for the second quarter 2017. The increase from the prior quarter was primarily due to a full quarter of operating expenses associated with the recent acquisition of Opes Advisors.

The Company's efficiency ratio was 74 percent for the third quarter 2017, as compared to 72 percent for the second quarter 2017. Excluding Opes noninterest expense, the Company experienced positive operating leverage with the remaining expenses reflecting a greater degree of expense control and a low level of incremental cost from expanding community banking revenues.

Income Taxes

The third quarter 2017 provision for income taxes totaled $20 million, as compared to $19 million in the second quarter 2017. The effective tax rate was 32 percent for the third quarter 2017, unchanged from the second quarter 2017.

Asset Quality

Credit Quality Ratios
	Three Months Ended					Change (% / bps)
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	Seq	Yr/Yr
	(Dollars in millions)
Allowance for loan loss to LHFI	2.0%	2.1%	2.4%	2.4%	2.3%	(10)	(30)
Allowance for loan loss to LHFI and loans with government guarantees	1.9%	2.0%	2.3%	2.2%	2.2%	(10)	(30)

Charge-offs, net of recoveries	$2	$—	$4	$2	$7	N/M	(71)%
Charge-offs associated with loans with government guarantees	1	—	2	1	5	N/M	(80)%
Charge-offs associated with the sale or transfer of nonperforming loans and TDRs	—	—	1	—	—	N/M	N/M
Charge-offs, net of recoveries, adjusted (1)	$1	$—	$1	$1	$2	N/M	(50)%

Total nonperforming loans held-for-investment	$31	$30	$28	$40	$40	3%	(23)%
Net charge-offs to LHFI ratio (annualized)	0.08%	0.04%	0.27%	0.13%	0.51%	4	(43)
Net charge-off ratio, adjusted (annualized)	0.06%	0.02%	0.07%	0.07%	0.15%	4	(9)
Ratio of nonperforming LHFI to LHFI	0.44%	0.44%	0.47%	0.67%	0.63%	0	(19)
N/M - Not meaningful

(1)	Excludes charge-offs associated with loans with government guarantees and charge-offs associated with the sale or transfer of nonperforming loans and TDRs.

The allowance for loan losses was $140 million at September 30, 2017, unchanged from June 30, 2017. The allowance for loan losses covered 2.0 percent of loans held-for-investment at September 30, 2017, as compared to 2.1 percent of loans held-for-investment at June 30, 2017.

Net charge-offs in the third quarter 2017 were $2 million, or 0.08 percent of HFI loans, compared to less than $1 million, or 0.04 percent of such loans in the prior quarter.

Nonperforming loans held-for-investment were $31 million at September 30, 2017, compared to $30 million at June 30, 2017. The ratio of nonperforming loans to loans held-for-investment were 0.44 percent at September 30, 2017, unchanged from June 30, 2017. At September 30, 2017, consumer loan delinquencies totaled $5 million, unchanged from June 30, 2017.

Capital

Capital Ratios (Bancorp)	Three Months Ended					Change (% /$)
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	Seq	Yr/Yr
Total capital (to RWA)	14.99%	15.92%	15.98%	16.41%	15.26%	(0.93)%	(0.27)%
Tier 1 capital (to RWA)	13.72%	14.65%	14.70%	15.12%	13.98%	(0.93)%	(0.26)%
Tier 1 leverage (to adjusted avg. total assets)	8.80%	9.10%	9.31%	8.88%	8.88%	(0.30)%	(0.08)%
Mortgage servicing rights to Tier 1 capital	17.3%	13.1%	23.1%	26.7%	24.6%	4.2%	(7.3)%
Tangible book value per share	$25.01	$24.29	$23.96	$23.50	$22.72	0.72	2.29

The Company grew the average balance sheet $729 million in the third quarter 2017 while maintaining a robust capital position with regulatory ratios well above current regulatory quantitative guidelines for "well capitalized" institutions. At September 30, 2017, the Company had a Tier 1 leverage ratio of 8.8 percent, as compared to 9.10 percent at June 30, 2017. The decrease in the ratio resulted from balance sheet growth and a 24 basis point deduction for higher MSRs, partially offset by earnings retention.

On September 27, 2017, the federal banking agencies issued a notice of proposed rulemaking (“NPR”) regarding several proposed simplifications of the Basel III capital rules issued in 2013. This Capital Simplification NPR would accelerate capital formation for balance sheet growth. On a pro-forma basis at September 30, 2017, the proposal would have increased the Company's Tier 1 leverage ratio by approximately 70 bps and risk-based capital ratios by approximately 30 - 45 basis points.

At September 30, 2017, the Company had a common equity-to-assets ratio of 8.6 percent.

Earnings Conference Call

As previously announced, the Company's third quarter 2017 earnings call will be held Tuesday, October 24, 2017 at 11 a.m. (ET).

To join the call, please dial (800) 239-9838 toll free or (719) 325-2202 and use passcode 8531257. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820 and using passcode 8531257.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com, where it will be archived and available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $16.9 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 99 branches in the state. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 95 retail locations in 27 states, representing the combined retail branches of Flagstar and Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage loans, handling payments and record keeping for $91 billion of home loans representing 415,000 borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes non-GAAP financial measures, such as adjusted third quarter 2016 net income, adjusted earnings per share, tangible book value per share and estimated fully implemented Basel III capital levels and ratios. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in conference call slides, the Form 8-K Current Report related to this news release and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements can be found in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)
(Unaudited)

	September 30, 2017	June 30, 2017	December 31, 2016	September 30, 2016
Assets
Cash	$88	$80	$84	$76
Interest-earning deposits	145	103	74	98
Total cash and cash equivalents	233	183	158	174
Investment securities available-for-sale	1,637	1,614	1,480	1,115
Investment securities held-to-maturity	977	1,014	1,093	1,156
Loans held-for-sale	4,939	4,506	3,177	3,393
Loans held-for-investment	7,203	6,776	6,065	6,290
Loans with government guarantees	253	278	365	404
Less: allowance for loan losses	(140)	(140)	(142)	(143)
Total loans held-for-investment and loans with government guarantees, net	7,316	6,914	6,288	6,551
Mortgage servicing rights	246	184	335	302
Federal Home Loan Bank stock	264	260	180	172
Premises and equipment, net	314	299	275	271
Net deferred tax asset	248	266	286	305
Other assets	706	725	781	834
Total assets	$16,880	$15,965	$14,053	$14,273
Liabilities and Stockholders' Equity
Noninterest-bearing	$2,272	$2,012	$2,077	$2,544
Interest-bearing	6,889	6,683	6,723	6,827
Total deposits	9,161	8,695	8,800	9,371
Short-term Federal Home Loan Bank advances and other	4,065	3,670	1,780	905
Long-term Federal Home Loan Bank advances	1,300	1,200	1,200	1,577
Other long-term debt	493	493	493	493
Representation and warranty reserve	16	20	27	32
Other liabilities	394	479	417	609
Total liabilities	15,429	14,557	12,717	12,987
Stockholders' Equity
Common stock	1	1	1	1
Additional paid in capital	1,511	1,509	1,503	1,494
Accumulated other comprehensive loss	(8)	(9)	(7)	(20)
Accumulated deficit	(53)	(93)	(161)	(189)
Total stockholders' equity	1,451	1,408	1,336	1,286
Total liabilities and stockholders' equity	$16,880	$15,965	$14,053	$14,273

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

						Third Quarter 2017 Compared to:
	Three Months Ended					Second Quarter 2017		Third Quarter 2016
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	Amount	Percent	Amount	Percent
Interest Income
Total interest income	$140	$129	$110	$111	$106	$11	9%	$34	32%
Total interest expense	37	32	27	24	26	5	16%	11	42%
Net interest income	103	97	83	87	80	6	6%	23	29%
Provision (benefit) for loan losses	2	(1)	3	1	7	3	N/M	$(5)	(71)%
Net interest income after provision (benefit) for loan losses	101	98	80	86	73	3	3%	28	38%
Noninterest Income
Net gain on loan sales	75	66	48	57	94	9	14%	(19)	(20)%
Loan fees and charges	23	20	15	20	22	3	15%	1	5%
Deposit fees and charges	5	5	4	5	5	—	—%	—	—%
Loan administration income	5	6	5	4	4	(1)	(17)%	1	25%
Net (loss) return on the mortgage servicing rights	6	6	14	(5)	(11)	—	—%	17	N/M
Representation and warranty benefit	4	3	4	7	6	1	33%	(2)	(33)%
Other noninterest income	12	10	10	10	36	2	20%	(24)	(67)%
Total noninterest income	130	116	100	98	156	14	12%	(26)	(17)%
Noninterest Expense
Compensation and benefits	76	71	72	66	69	5	7%	7	10%
Commissions	23	16	10	15	16	7	44%	7	44%
Occupancy and equipment	28	25	22	21	21	3	12%	7	33%
Loan processing expense	15	14	12	15	13	1	7%	2	15%
Legal and professional expense	7	8	7	9	5	(1)	(13)%	2	40%
Other noninterest expense	22	20	17	16	18	2	10%	4	22%
Total noninterest expense	171	154	140	142	142	17	11%	29	20%
Income before income taxes	60	60	40	42	87	—	—%	(27)	(31)%
Provision for income taxes	20	19	13	14	30	1	5%	(10)	(33)%
Net income	$40	$41	$27	$28	$57	$(1)	(2)%	$(17)	(30)%
Income per share
Basic	$0.71	$0.72	$0.47	$0.50	$0.98	$(0.01)	(1)%	$(0.27)	(28)%
Diluted	$0.70	$0.71	$0.46	$0.49	$0.96	$(0.01)	(1)%	$(0.26)	(27)%
N/M - Not meaningful

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

	Nine Months Ended		Compared to: Nine Months Ended September 30, 2016
	September 30, 2017	September 30, 2016	Amount	Percent
Total interest income	$379	$306	$73	24%
Total interest expense	96	70	26	37%
Net interest income	283	236	47	20%
Provision (benefit) for loan losses	4	(9)	13	N/M
Net interest income after provision (benefit) for loan losses	279	245	34	14%
Noninterest Income
Net gain on loan sales	189	259	(70)	(27)%
Loan fees and charges	58	56	2	4%
Deposit fees and charges	14	17	(3)	(18)%
Loan administration income	16	14	2	14%
Net (loss) return on the mortgage servicing rights	26	(21)	47	N/M
Representation and warranty benefit	11	12	(1)	(8)%
Other noninterest income	32	52	(20)	(38)%
Total noninterest income	346	389	(43)	(11)%
Noninterest Expense
Compensation and benefits	219	203	16	8%
Commissions	49	40	9	23%
Occupancy and equipment	75	64	11	17%
Loan processing expense	41	40	1	3%
Legal and professional expense	22	20	2	10%
Other noninterest expense	59	51	8	16%
Total noninterest expense	465	418	47	11%
Income before income taxes	160	216	(56)	(26)%
Provision for income taxes	52	73	(21)	(29)%
Net income	$108	$143	$(35)	(24)%
Income per share
Basic	$1.90	$2.21	$(0.31)	(14)%
Diluted	$1.86	$2.16	$(0.30)	(14)%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Selected Mortgage Statistics:
Mortgage loans originated (1)	$9,572	$9,184	$9,192	$24,659	$23,856
Mortgage loans sold and securitized	$8,924	$8,989	$8,723	$22,397	$23,611
Mortgage rate lock commitments (gross)	$9,878	$10,813	$10,328	$28,068	$29,258
Selected Ratios:
Interest rate spread (2)	2.58%	2.59%	2.36%	2.56%	2.43%
Net interest margin	2.78%	2.77%	2.58%	2.74%	2.62%
Net margin on loans sold and securitized	0.84%	0.73%	1.08%	0.84%	1.03%
Return on average assets	0.99%	1.04%	1.61%	0.94%	1.40%
Return on average equity	11.10%	11.57%	16.53%	10.23%	12.59%
Return on average common equity	11.10%	11.57%	17.45%	10.23%	14.52%
Efficiency ratio	73.5%	72.0%	59.9%	73.9%	66.9%
Equity-to-assets ratio (average for the period)	8.95%	9.02%	9.75%	9.16%	11.05%
Average Balances:
Average common shares outstanding	57,162,025	57,101,816	56,580,238	57,062,696	56,556,188
Average fully diluted shares outstanding	58,186,593	58,138,938	57,933,806	58,133,296	57,727,262
Average interest-earning assets	$14,737	$14,020	$12,318	$13,709	$11,944
Average interest-paying liabilities	$12,297	$11,804	$9,773	$11,481	$9,600
Average stockholders' equity	$1,471	$1,418	$1,379	$1,412	$1,515

	September 30, 2017	June 30, 2017	December 31, 2016	September 30, 2016
Selected Statistics:
Book value per common share	$25.38	$24.64	$23.50	$22.72
Tangible book value per share	25.01	24.29	23.50	22.72
Number of common shares outstanding	57,181,536	57,161,431	56,824,802	56,597,271
Number of FTE employees	3,495	3,432	2,886	2,881
Number of bank branches	99	99	99	99
Ratio of nonperforming assets to total assets	0.24%	0.24%	0.39%	0.39%
Common equity-to-assets ratio	8.60%	8.82%	9.50%	9.01%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	28.2	27.8	26.7	28.1
Capitalized value of mortgage servicing rights	1.15%	1.14%	1.07%	0.96%
Mortgage servicing rights to Tier 1 capital	17.3%	13.1%	26.7%	24.6%

(1)	Includes residential first mortgage.

(2)
Interest rate spread is the difference between the annualized yield earned on average interest-earning assets for the period and the annualized rate of interest paid on average interest-bearing liabilities for the period.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$4,476	$45	3.99%	$4,269	$42	4.00%	$3,416	$30	3.51%
Loans held-for-investment
Residential first mortgage	2,594	22	3.32%	2,495	21	3.38%	2,090	17	3.17%
Home equity	486	6	5.11%	439	6	4.91%	460	6	5.03%
Other	26	—	4.52%	27	—	4.54%	30	—	4.59%
Total Consumer loans	3,106	28	3.61%	2,961	27	3.61%	2,580	23	3.52%
Commercial Real Estate	1,646	19	4.43%	1,477	16	4.16%	1,082	9	3.43%
Commercial and Industrial	1,073	13	4.77%	936	11	4.77%	633	7	4.27%
Warehouse Lending	978	12	4.82%	850	10	4.71%	1,553	17	4.21%
Total Commercial loans	3,697	44	4.63%	3,263	37	4.48%	3,268	33	3.96%
Total loans held-for-investment	6,803	72	4.16%	6,224	64	4.07%	5,848	56	3.77%
Loans with government guarantees	264	3	4.58%	295	3	4.02%	432	4	3.88%
Investment securities	3,101	20	2.58%	3,166	20	2.57%	2,516	16	2.55%
Interest-earning deposits	93	—	1.23%	66	—	1.07%	106	—	0.48%
Total interest-earning assets	14,737	$140	3.77%	14,020	$129	3.69%	12,318	$106	3.42%
Other assets	1,702			1,690			1,830
Total assets	$16,439			$15,710			$14,148
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$489	$—	0.14%	$510	$—	0.15%	$509	$—	0.20%
Savings deposits	3,838	7	0.76%	3,933	8	0.75%	3,751	8	0.77%
Money market deposits	276	—	0.57%	239	—	0.42%	250	—	0.41%
Certificates of deposit	1,182	4	1.19%	1,094	3	1.08%	1,071	3	1.05%
Total retail deposits	5,785	11	0.78%	5,776	11	0.75%	5,581	11	0.75%
Government deposits
Demand deposits	250	—	0.43%	200	—	0.39%	243	—	0.39%
Savings deposits	362	1	0.71%	411	1	0.56%	478	1	0.52%
Certificates of deposit	329	1	0.89%	291	—	0.68%	355	—	0.52%
Total government deposits	941	2	0.70%	902	1	0.56%	1,076	1	0.49%
Wholesale deposits and other	35	—	1.49%	4	—	0.48%	—	—	—%
Total interest-bearing deposits	6,761	13	0.78%	6,682	12	0.72%	6,657	12	0.71%
Short-term Federal Home Loan Bank advances and other	3,809	11	1.17%	3,429	8	0.98%	1,073	1	0.44%
Long-term Federal Home Loan Bank advances	1,234	6	1.99%	1,200	6	1.91%	1,576	7	1.81%
Other long-term debt	493	7	5.09%	493	6	5.06%	467	6	4.86%
Total interest-bearing liabilities	12,297	37	1.19%	11,804	32	1.10%	9,773	26	1.06%
Noninterest-bearing deposits (1)	2,244			2,057			2,469
Other liabilities	427			431			527
Stockholders' equity	1,471			1,418			1,379
Total liabilities and stockholders' equity	$16,439			$15,710			$14,148
Net interest-earning assets	$2,440			$2,216			$2,545
Net interest income		$103			$97			$80
Interest rate spread (2)			2.58%			2.59%			2.36%
Net interest margin (3)			2.78%			2.77%			2.58%
Ratio of average interest-earning assets to interest-bearing liabilities			119.9%			118.8%			126.0%
Total average deposits	$9,005			$8,739			$9,126

(1)	Includes noninterest-bearing company-controlled deposits that arise due to the servicing of loans for others.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Nine Months Ended
	September 30, 2017			September 30, 2016
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$4,014	$119	3.96%	$3,071	$83	3.64%
Loans held-for-investment
Residential first mortgage	2,497	62	3.34%	2,365	56	3.14%
Home equity	453	17	5.04%	485	19	5.23%
Other	26	1	4.52%	29	1	4.82%
Total Consumer loans	2,976	80	3.61%	2,879	76	3.51%
Commercial Real Estate	1,482	47	4.15%	936	24	3.40%
Commercial and Industrial	929	33	4.71%	601	19	4.12%
Warehouse Lending	840	30	4.70%	1,279	41	4.25%
Total Commercial loans	3,251	110	4.45%	2,816	84	3.94%
Total loans held-for-investment	6,227	190	4.05%	5,695	160	3.72%
Loans with government guarantees	300	10	4.41%	450	12	3.40%
Investment securities	3,093	59	2.55%	2,589	50	2.58%
Interest-earning deposits	75	1	1.08%	139	1	0.50%
Total interest-earning assets	13,709	$379	3.68%	11,944	$306	3.40%
Other assets	1,697			1,767
Total assets	$15,406			$13,711
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$502	$1	0.16%	$479	$1	0.17%
Savings deposits	3,899	22	0.76%	3,720	21	0.78%
Money market deposits	264	1	0.49%	285	1	0.44%
Certificates of deposit	1,116	9	1.12%	789	7	1.21%
Total retail deposits	5,781	33	0.76%	5,273	30	0.77%
Government deposits
Demand deposits	228	1	0.41%	234	1	0.39%
Savings deposits	410	2	0.59%	432	2	0.52%
Certificates of deposit	314	1	0.73%	563	1	0.35%
Total government deposits	952	4	0.59%	1,229	4	0.42%
Wholesale deposits and other	16	—	1.21%	—	—	—%
Total interest-bearing deposits	6,749	37	0.74%	6,502	34	0.70%
Short-term Federal Home Loan Bank advances and other	3,028	23	1.01%	1,190	4	0.41%
Long-term Federal Home Loan Bank advances	1,211	17	1.92%	1,587	22	1.88%
Other long-term debt	493	19	5.06%	321	10	4.05%
Total interest-bearing liabilities	11,481	96	1.12%	9,600	70	0.97%
Noninterest-bearing deposits (1)	2,098			2,101
Other liabilities	415			495
Stockholders' equity	1,412			1,515
Total liabilities and stockholders' equity	$15,406			$13,711
Net interest-earning assets	$2,228			$2,344
Net interest income		$283			$236
Interest rate spread (2)			2.56%			2.43%
Net interest margin (3)			2.74%			2.62%
Ratio of average interest-earning assets to interest-bearing liabilities			119.4%			124.4%
Total average deposits	$8,847			$8,603

(1)	Includes noninterest-bearing company-controlled deposits that arise due to the servicing of loans for others.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

Flagstar Bancorp, Inc.
Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income	40	41	57	108	143
Deferred cumulative preferred stock dividends (1)	—	—	(2)	—	(18)
Net income applicable to common stockholders	$40	$41	$55	$108	$125
Weighted average shares
Weighted average common shares outstanding	57,162,025	57,101,816	56,580,238	57,062,696	56,556,188
Effect of dilutive securities
May Investor warrants	—	—	364,791	16,383	339,893
Stock-based awards	1,024,568	1,037,122	988,777	1,054,217	831,181
Weighted average diluted common shares	58,186,593	58,138,938	57,933,806	58,133,296	57,727,262
Earnings per common share
Basic earnings per common share	$0.71	$0.72	$0.98	$1.90	$2.21
Effect of dilutive securities
May Investor warrants	—	—	—	—	(0.02)
Stock-based awards	(0.01)	(0.01)	(0.02)	(0.04)	(0.03)
Diluted earnings per common share	$0.70	$0.71	$0.96	$1.86	$2.16

(1)
Under the terms of the Series C Preferred Stock, we elected to defer dividends beginning with the February 2012 dividend. In July 2016, we ended the deferral and brought current our previously deferred dividends and redeemed the stock.

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	September 30, 2017		June 30, 2017		December 31, 2016		September 30, 2016
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,423	8.80%	$1,408	9.10%	$1,256	8.88%	$1,225	8.88%
Total adjusted avg. total asset base	$16,165		$15,468		$14,149		$13,798
Tier 1 common equity (to risk weighted assets)	$1,208	11.65%	$1,196	12.45%	$1,084	13.06%	$1,056	12.04%
Tier 1 capital (to risk weighted assets)	$1,423	13.72%	$1,408	14.65%	$1,256	15.12%	$1,225	13.98%
Total capital (to risk weighted assets)	$1,554	14.99%	$1,530	15.92%	$1,363	16.41%	$1,338	15.26%
Risk-weighted asset base	$10,371		$9,610		$8,305		$8,767

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	September 30, 2017		June 30, 2017		December 31, 2016		September 30, 2016
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,519	9.38%	$1,590	10.26%	$1,491	10.52%	$1,459	10.55%
Total adjusted avg. total asset base	$16,191		$15,504		$14,177		$13,824
Tier 1 common equity (to risk weighted assets)	$1,519	14.61%	$1,590	16.49%	$1,491	17.90%	$1,459	16.59%
Tier 1 capital (to risk weighted assets)	$1,519	14.61%	$1,590	16.49%	$1,491	17.90%	$1,459	16.59%
Total capital (to risk weighted assets)	$1,651	15.88%	$1,712	17.75%	$1,598	19.18%	$1,571	17.87%
Risk-weighted asset base	$10,396		$9,645		$8,332		$8,794

Loan Originations (Dollars in millions) (Unaudited)
	Three Months Ended
	September 30, 2017		June 30, 2017		September 30, 2016
Residential first mortgage	$9,572	96.4%	$9,184	95.0%	$9,192	96.9%
Home equity (1)	94	0.9%	75	0.8%	50	0.5%
Total consumer loans	9,666	97.3%	9,259	95.8%	9,242	97.4%
Commercial loans (2)	265	2.7%	410	4.2%	248	2.6%
Total loan originations	$9,931	100.0%	$9,669	100.0%	$9,490	100.0%

	Nine Months Ended
	September 30, 2017		September 30, 2016
Residential first mortgage	$24,659	95.5%	$23,856	97.4%
Home equity (1)	225	0.9%	137	0.6%
Total consumer loans	24,884	96.4%	23,993	98.0%
Commercial loans (2)	932	3.6%	496	2.0%
Total loan originations	$25,816	100.0%	$24,489	100.0%

(1)	Includes second mortgage loans, HELOC loans, and other consumer loans.

(2)	Includes commercial real estate and commercial and industrial loans.

Residential Loans Serviced
(Dollars in millions)
(Unaudited)

	September 30, 2017		June 30, 2017		December 31, 2016		September 30, 2016
	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts
Serviced for own loan portfolio (1)	$7,376	31,135	$7,156	30,875	$5,816	29,244	$5,645	29,052
Serviced for others	21,342	87,215	16,144	66,106	31,207	133,270	31,372	138,771
Subserviced for others (2)	62,351	296,913	63,991	304,830	43,127	220,075	41,017	207,039
Total residential loans serviced	$91,069	415,263	$87,291	401,811	$80,150	382,589	$78,034	374,862

(1)
Includes loans held-for-investment (residential first mortgage and home equity), loans-held-for-sale (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

(2)	Includes temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	September 30, 2017		June 30, 2017		December 31, 2016		September 30, 2016
Consumer loans
Residential first mortgage	$2,665	37.0%	$2,538	37.5%	$2,327	38.3%	$2,136	33.9%
Home equity	496	6.9%	459	6.7%	443	7.3%	453	7.2%
Other	26	0.4%	27	0.4%	28	0.5%	30	0.5%
Total consumer loans	3,187	44.3%	3,024	44.6%	2,798	46.1%	2,619	41.6%
Commercial loans
Commercial real estate	1,760	24.4%	1,557	23.1%	1,261	20.8%	1,168	18.6%
Commercial and industrial	1,097	15.2%	1,040	15.3%	769	12.7%	708	11.3%
Warehouse lending	1,159	16.1%	1,155	17.0%	1,237	20.4%	1,795	28.5%
Total commercial loans	4,016	55.7%	3,752	55.4%	3,267	53.9%	3,671	58.4%
Total loans held-for-investment	$7,203	100.0%	$6,776	100.0%	$6,065	100.0%	$6,290	100.0%

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	As of/For the Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
Allowance for loan losses
Residential first mortgage	$52	$56	$70
Home equity	20	19	25
Other	1	1	1
Total consumer loans	73	76	96
Commercial real estate	42	37	25
Commercial and industrial	19	21	14
Warehouse lending	6	6	8
Total commercial loans	67	64	47
Total allowance for loan losses	$140	$140	$143
Charge-offs
Total consumer loans	(3)	(2)	(9)
Total commercial loans	—	—	—
Total charge-offs	$(3)	$(2)	$(9)
Recoveries
Total consumer loans	1	2	2
Total commercial loans	—	—	—
Total recoveries	1	2	2
Charge-offs, net of recoveries	$(2)	$—	$(7)
Net charge-offs to LHFI ratio (annualized) (1)	0.08%	0.04%	0.51%
Net charge-offs ratio, adjusted (annualized) (1)(2)	0.06%	0.02%	0.15%
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.12%	0.09%	1.33%
Home equity and other consumer	0.52%	0.02%	0.40%
Commercial and industrial	(0.01)%	(0.01)%	(0.01)%

(1)	Excludes loans carried under the fair value option.

(2)
There were no charge offs relating to the sale of nonperforming loans, TDRs and non-agency loans during the three months ended September 30, 2017, June 30, 2017, and September 30, 2016. Also excludes charge-offs related to loans with government guarantees of $1 million, zero, and $5 million during the three months ended September 30, 2017, June 30, 2017, and September 30, 2016, respectively.

Allowance for Loan Losses (continued)
(Dollars in millions)
(Unaudited)

	Nine Months Ended
	September 30, 2017	September 30, 2016
Total allowance for loan losses	$140	$143
Charge-offs
Total consumer loans	(10)	(33)
Total commercial loans	—	—
Total charge-offs	$(10)	$(33)
Recoveries
Total consumer loans	4	5
Total commercial loans	—	—
Total recoveries	4	5
Charge-offs, net of recoveries	$(6)	$(28)
Net charge-offs to LHFI ratio (annualized) (1)	0.12%	0.66%
Net charge-offs ratio, adjusted (annualized) (1)(2)	0.05%	0.15%
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.26%	1.43%
Home equity and other consumer	0.28%	0.86%
Commercial real estate	(0.01)%	(0.01)%
Commercial and industrial	(0.01)%	(0.01)%

(1)	Excludes loans carried under the fair value option.

(2)
Excludes charge-offs of $1 million and $8 million during the nine months ended September 30, 2017 and 2016, related to the sale of nonperforming loans, TDRs and non-agency loans. Also excludes charge-offs related to loans with government guarantees of $3 million and $13 million during the nine months ended September 30, 2017 and 2016, respectively.

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	September 30, 2017	June 30, 2017	December 31, 2016	September 30, 2016
Nonperforming loans	$16	$18	$22	$23
Nonperforming TDRs	4	5	8	8
Nonperforming TDRs at inception but performing for less than six months	11	7	10	9
Total nonperforming loans held-for-investment	31	30	40	40
Real estate and other nonperforming assets, net	9	9	14	15
Nonperforming assets held-for-investment, net (1)	$40	$39	$54	$55

Ratio of nonperforming assets to total assets	0.24%	0.24%	0.39%	0.39%
Ratio of nonperforming loans held-for-investment to loans held-for-investment	0.44%	0.44%	0.67%	0.63%
Ratio of nonperforming assets to loans held-for-investment and repossessed assets	0.58%	0.57%	0.90%	0.87%
Ratio of nonperforming assets to Tier 1 capital + allowance for loan losses	2.57%	2.51%	3.93%	4.03%

(1)	Does not include nonperforming loans held-for-sale of $8 million, $7 million, $6 million, and $5 million at September 30, 2017, June 30, 2017, December 31, 2016, and September 30, 2016, respectively.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total Loans Held-for-Investment
September 30, 2017
Consumer loans	$4	$1	$30	$35	$3,187
Commercial loans	—	—	1	1	4,016
Total loans	$4	$1	$31	$36	$7,203
June 30, 2017
Consumer loans	$2	$3	$30	$35	$3,024
Commercial loans	1	—	—	1	3,752
Total loans	$3	$3	$30	$36	$6,776
December 31, 2016
Consumer loans	$8	$2	$40	$50	$2,798
Commercial loans	—	—	—	—	3,267
Total loans	$8	$2	$40	$50	$6,065
September 30, 2016
Consumer loans	6	2	40	$48	$2,619
Commercial loans	—	—	—	—	3,671
Total loans	$6	$2	$40	$48	$6,290

(1)	Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Total
September 30, 2017
Consumer loans	$46	$15	$61
Commercial loans	—	—	—
Total TDR loans	$46	$15	$61
June 30, 2017
Consumer loans	$46	$12	$58
Commercial loans	—	—	—
Total TDR loans	$46	$12	$58
December 31, 2016
Consumer loans	$67	$18	$85
Commercial loans	—	—	—
Total TDR loans	$67	$18	$85
September 30, 2016
Consumer loans	$70	$17	$87
Commercial loans	1	—	1
Total TDR loans	$71	$17	$88

Representation and Warranty Reserve
(Dollars in millions)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Balance at beginning of period	$20	$23	$36	$27	$40
Provision (benefit)
Gain on sale reduction for representation and warranty liability	1	1	1	3	4
Representation and warranty provision (benefit)	(4)	(3)	(6)	(11)	(12)
Total	(3)	(2)	(5)	(8)	(8)
(Charge-offs) recoveries, net	(1)	(1)	1	(3)	—
Balance at end of period	$16	$20	$32	$16	$32

Non-GAAP Reconciliation
(Dollars in millions)
(Unaudited)

Basel III (transitional) to Basel III (fully phased-in) reconciliation. On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We have transitioned to the Basel III framework beginning in January 2015 and are subject to a phase-in period extending through 2018. Accordingly, the calculations provided below are estimates. These measures are considered to be non-GAAP financial measures because they are not formally defined by GAAP and the Basel III implementation regulations will not be fully phased-in until January 1, 2019. The regulations are subject to change as clarifying guidance becomes available and the calculations currently include our interpretations of the requirements including informal feedback received through the regulatory process. Other entities may calculate the Basel III ratios differently from ours based on their interpretation of the guidelines. Since analysts and banking regulators may assess our capital adequacy using the Basel III framework, we believe that it is useful to provide investors information enabling them to assess our capital adequacy on the same basis.

September 30, 2017	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets)	Tier 1 Capital (to Risk Weighted Assets)	Total Risk-Based Capital (to Risk Weighted Assets)
	(Dollars in millions) (Unaudited)
Flagstar Bancorp (the Company)
Regulatory capital – Basel III (transitional) to Basel III (fully phased-in)
Basel III (transitional)	$1,208	$1,423	$1,423	$1,554
Increased deductions related to deferred tax assets, mortgage servicing rights and other capital components	(90)	(65)	(65)	(62)
Basel III (fully phased-in) capital	$1,118	$1,358	$1,358	$1,492
Risk-weighted assets – Basel III (transitional) to Basel III (fully phased-in)
Basel III assets (transitional)	$10,371	$16,165	$10,371	$10,371
Net change in assets	191	(65)	191	191
Basel III (fully phased-in) assets	$10,562	$16,100	$10,562	$10,562
Capital ratios
Basel III (transitional)	11.65%	8.80%	13.72%	14.99%
Basel III (fully phased-in)	10.58%	8.43%	12.86%	14.13%

September 30, 2017	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets)	Tier 1 Capital (to Risk Weighted Assets)	Total Risk-Based Capital (to Risk Weighted Assets)
Flagstar Bank (the Bank)	(Dollars in millions) (Unaudited)
Regulatory capital – Basel III (transitional) to Basel III (fully phased-in)
Basel III (transitional)	$1,519	$1,519	$1,519	$1,651
Increased deductions related to deferred tax assets, mortgage servicing rights and other capital components	(44)	(44)	(44)	(41)
Basel III (fully phased-in) capital	$1,475	$1,475	$1,475	$1,610
Risk-weighted assets – Basel III (transitional) to Basel III (fully phased-in)
Basel III assets (transitional)	$10,396	$16,191	$10,396	$10,396
Net change in assets	293	(45)	293	293
Basel III (fully phased-in) assets	$10,689	$16,146	$10,689	$10,689
Capital ratios
Basel III (transitional)	14.61%	9.38%	14.61%	15.88%
Basel III (fully phased-in)	13.80%	9.13%	13.80%	15.06%

Tangible book value per share, adjusted net income and adjusted earnings per share. In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. These non-GAAP measures reflect the adjustments of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations. The Company believes that tangible book value per share, adjusted net income and adjusted earnings per share provide a meaningful representation of its operating performance on an ongoing basis. Management uses these measures to assess performance of the Company against its peers and evaluate overall performance. The Company believes these non-GAAP financial measures provide useful information for investors, securities analysts and others because it provides a tool to evaluate the Company’s performance on an ongoing basis and compared to its peers.

The following tables provide a reconciliation of non-GAAP financial measures.

Tangible book value per share

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
	(Dollars in millions, except share data)
Total stock holders' equity	$1,451	$1,408	$1,371	$1,336	1,286
Preferred stock	—	—	—	—	—
Goodwill and intangibles	21	20	4	—	—
Tangible book value	$1,430	$1,388	$1,367	$1,336	$1,286

Number of common shares outstanding	57,181,536	57,161,431	57,043,565	56,824,802	56,597,271
Tangible book value per share	$25.01	$24.29	$23.96	$23.50	$22.72

Adjusted Net Income and Adjusted Earnings per Share

	Three Months Ended	Nine Months Ended
	September 30, 2016	September 30, 2016
	(Dollars in millions) (Unaudited)
Net income	$57	$143
Adjustment to remove DOJ adjustment	(24)	(24)
Tax impact of adjusting item	8	8
Adjusted net income	$41	$127

Diluted earnings per share	$0.96	$2.16
Adjustment to remove DOJ adjustment	(0.41)	(0.42)
Tax impact of adjusting item	0.14	0.14
Diluted adjusted earnings per share	$0.69	$1.88